Exhibit 10

UNITED BANKSHARES, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

          THIS AGREEMENT is made and entered into this 1st day of October, 2003, by and between UNITED BANKSHARES, INC., a West Virginia bank holding company (the “Company”), and             (the “Executive”).

INTRODUCTION

          To encourage the Executive to remain an employee of the Company, the Company is willing to provide supplemental retirement benefits to the Executive. The Company will pay the benefits from its general assets.

AGREEMENT

          The Company and the Executive agree as follows:

Article 1
Definitions

               Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Company of the carrier’s or Social Security Administration’s determination upon the request of the Company.

     1.1 “Early Termination” means the Termination of Employment before Normal Retirement Age for reasons other than death, Disability, or Termination for Cause.

     1.2 “Early Termination Date” means the month, day and year in which Early Termination occurs.

     1.3 “Effective Date” means August 1, 2003.

     1.4 “Normal Retirement Age” means the Executive’s 60th birthday.

     1.5 “Normal Retirement Date” means the later of Normal Retirement Age or Termination of Employment.

     1.6 “Plan Year” means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement.

     1.7 “Termination for Cause” shall be defined as set forth in Article 5.

     1.8 “Termination of Employment” means that the Executive ceases to be employed by the Company for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Company.

Article 2
Benefits During Lifetime

     2.1 Normal Retirement Benefit. Upon Termination of Employment on or after Normal Retirement Age for reasons other than death, the Company shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

     2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $100,000 (One Hundred Thousand Dollars). The Company’s Board of Directors, in its sole discretion, may increase the annual benefit under this Section 2.1.1; however, any increase shall require a written amendment to this Agreement.

     2.1.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive’s Normal Retirement Date. The annual benefit shall be paid to the Executive for a period of 15 years.

     2.2 Early Termination Benefit. Upon Early Termination, the Company shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

     2.2.1 Amount of Benefit. The annual benefit under this Section 2.2 is the dollar amount equal to the Accrual Balance set forth on Schedule A for the Plan Year ending immediately prior to the Early Termination Date, plus the prorated amount of accruals up to the month in which Early Termination occurs, subject to the following vesting schedule:

Plan Year	Vested Percentage
1	10
2	20
3	30
4	40
5	50
6	60
7	70
8	80
9	90
10 or greater	100

This benefit is determined by calculating a 15-year fixed annuity from the Accrual Balance plus pro-rated accruals, crediting interest on the unpaid balance at an annual rate of 6.0 percent, compounded monthly.

     2.2.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following Normal Retirement Age. The annual benefit shall be paid to the Executive for a period of 15 years.

     2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Company shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

     2.3.1 Amount of Benefit. The annual benefit under this Section 2.3 is the dollar amount equal to the Accrual Balance set forth on Schedule A for the Plan Year ending immediately prior to the date on which Termination of Employment occurs, plus the prorated amount of accruals up to the month during which Termination of Employment occurs, subject to the following vesting schedule:

Plan Year	Vested Percentage
1	10
2	20
3	30
4	40
5	50
6	60
7	70
8	80
9	90
10 or greater	100

This benefit is determined by calculating a 15-year fixed annuity from the Accrual Balance plus pro-rated accruals, crediting interest on the unpaid balance at an annual rate of 6.0 percent, compounded monthly.

     2.3.2 Payment of Benefit. The Company shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following Normal Retirement Age. The annual benefit shall be paid to the Executive for a period of 15 years.

Article 3
Death Benefits

     3.1 Death During Active Service. If the Executive dies while in the active service of the Company, no benefit shall be payable under this Agreement.

     3.2 Death During Payment of a Benefit. If the Executive dies after any benefit payments have commenced under Article 2 of this Agreement but before receiving all such payments, the Company shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

     3.3 Death After Termination of Employment But Before Payment of a Benefit Commences. If the Executive is entitled to a benefit under Article 2 of this Agreement, but dies prior to the commencement of said benefit payments, the Company shall pay the same benefit payments to the Executive’s beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death.

Article 4
Beneficiaries

     4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Company. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Company during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

     4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Company may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Company may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Company from all liability with respect to such benefit.

Article 5
General Limitations

     5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Company shall not pay any benefit under this Agreement if the Company terminates the Executive’s employment for:

     (a) Gross negligence or gross neglect of duties;

     (b) Commission of a felony or of a gross misdemeanor involving moral turpitude; or

     (c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Company policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Company.

     5.2 Suicide or Misstatement. The Company shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement. In addition, the Company shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Company, or on any application for any benefits provided by the Company to the Executive.

     5.3 Competition After Termination of Employment. The Company shall not pay any benefit under this Agreement if the Executive, at any time during the 12 calendar months following Termination of Employment and without the prior written consent of the Company (a) engages in or becomes associated with, in the capacity of employee, director, officer, principal, agent, trustee or in any other capacity whatsoever, any Competitive Enterprise; or (b) becomes interested in, directly or indirectly, as a proprietor, partner, officer, director, member, consultant or substantial stockholder, shareholder, or stakeholder, any Competitive Enterprise. For purposes of this provision, the term “Competitive Enterprise” is defined as any business organization, company, corporation, partnership or business entity or enterprise of any type that (a) is or may be deemed to be competitive with any business carried on by the Company as of the date of Termination of Employment; and (b) is conducted within a 50-mile radius of any Company location where Executive conducted or supervised or otherwise engaged in business of the Company.

          For purposes of this Section 5.3, the following definitions shall apply:

          (a) “Change of Control” means (i) a change of ownership of the Company which must be reported to the Securities and Exchange Commission as a change of control, including but not limited to the acquisition by any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities and Exchange Act of 1934 (the “Exchange Act”)), or of direct or indirect “beneficial ownership” (as defined by Rule 13d-3 under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding securities; or (ii) the failure during any period of two (2) consecutive years of individuals who at the beginning of such period constitute the Board for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors at the beginning of the period.

          (b) “Competitive Enterprise” means any business, organization, company, corporation, partnership or business entity or enterprise of any type that (i) is or may be deemed to be competitive with any business carried on by the Company as of the date of Termination of Employment, and (ii) is conducted within a 50-mile radius of any Company location where Executive conducted or supervised or otherwise engaged in business of the Company.

          (c) “Good Reason” means a Change of Control in the Company and as a direct result thereof prior to the expiration of thirty-six months after consummation of a Change of Control, there is: (i) a decrease in the total amount of the Executive’s base salary below its level in effect on the date of consummation of the Change of Control, without the Executive’s consent; or (b) a material reduction in the importance of the Executive’s job responsibilities, without the Executive’s consent; or (ii) a geographical relocation of the Executive to an office more than 50 miles from the Executive’s location at the time of the Change of Control, without the Executive’s consent.

          (d) “Wrongful Termination” means Executive’s Termination of Employment by the Company for any reason other than Termination for Cause or the death or Disability of Executive prior to the expiration of thirty-six (36) months after consummation of the Change of Control.

Article 6
Claims and Review Procedures

     6.1 Claims Procedure. An Executive or beneficiary (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

     6.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Company a written claim for the benefits.

     6.1.2 Timing of Company Response. The Company shall respond to such claimant within 90 days after receiving the claim. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

     In the case of a claim for benefits due to Disability, the Company shall notify the claimant of the Plan’s denial within a reasonable period of time, but not later than 45 days after receipt of the claim by the Company. This period may be extended by the Company for up to 30 days, provided that the Company both determines that such an extension is necessary due to matters beyond its control and notifies the claimant, prior to the expiration of the initial 45-day period, of the circumstances requiring the extension of time and the date by which the Company expects to render a decision. If, prior to the end of the first 30-day extension period, the Company determines that, due to matters beyond its control, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional 30 days, provided that the Company notifies the claimant, prior to the expiration of the first 30-day extension period, of the circumstances requiring the extension and the date as of which the Company expects to render a decision. In the case of any extension hereunder, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be afforded at least 45 days within which to provide the specified information.

     6.1.3 Notice of Decision. If the Company denies part or all of the claim, the Company shall notify the claimant in writing of such denial. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

     (a) The specific reasons for the denial;

     (b) A reference to the specific provisions of this Agreement on which the denial is based;

     (c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

     (d) An explanation of this Agreement’s review procedures and the time limits applicable to such procedures;

     (e) In the case of denial of a claim based upon Disability, a copy of any internal rule, guideline, protocol or similar criteria relied upon or a statement that such was relied upon and will be provided free of charge upon request; and

     (f) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

     6.2 Review Procedure. If the Company denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Company of the denial, as follows:

     6.2.1 Initiation – Written Request. To initiate the review, the claimant, within 60 days (180 days for a claim based on the Executive’s Disability) after receiving the Company’s notice of denial, must file with the Company a written request for review.

     6.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Company shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

     6.2.3 Considerations on Review. In considering the review, the Company shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

     For a claim involving Disability, the following rules shall apply: (i) the review will not give Executive’s deference to the initial adverse benefit determination and will be conducted by the Company or its designee, not including any individual who made the decision to deny benefits, nor the subordinate of such individual who made the decision to deny benefits, (ii) a health care professional with appropriate training and experience in the field of medicine involved and who is neither an individual who was consulted in connection with the denial nor the subordinate of such individual, will be consulted, and (iii) the denial will identify the medical or vocational experts whose advice was obtained in connection with the claim.

     6.2.4 Timing of Company Response. The Company shall respond in writing to such claimant within 60 days (45 days for a claim involving the Executive’s Disability) after receiving the request for review. If the Company determines that special circumstances require additional time for processing the claim, the Company can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Company expects to render its decision.

     In the case of a denial involving a claim for benefits based upon the Executive’s Disability, the claimant will be provided a copy of any internal rule, guideline, protocol or similar criteria relied upon, or a statement that such was relied upon and will be provided, free of charge upon claimant’s request. The written decision on review shall be given to the claimant within the sixty (60) day (or, if applicable, the forty-five (45) day) or extended time limit discussed above. All decisions on review shall be final and binding with respect to all concerned parties.

     6.2.5 Notice of Decision. The Company shall notify the claimant in writing of its decision on review. The Company shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

     (a) The specific reasons for the denial;

     (b) A reference to the specific provisions of this Agreement on which the denial is based;

     (c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

     (d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a); and

     (e) In the case of denial of a claim based upon Disability, a copy of any internal rule, guideline, protocol or similar criteria relied upon or a statement that such was relied upon and will be provided free of charge upon request.

Article 7
Amendments and Termination

     This Agreement may be amended or terminated only by a written agreement signed by the Company and the Executive.

     Notwithstanding the previous paragraph in this Article 7, the Company may amend or terminate this Agreement at any time if, pursuant to legislative, judicial or regulatory action, continuation of the Agreement would (i) cause benefits to be taxable to the Executive prior to actual receipt, or (ii) result in significant financial penalties or other significantly detrimental ramifications to the Company (other than the financial impact of paying the benefits).

Article 8
Miscellaneous

     8.1 Binding Effect. This Agreement shall bind the Executive and the Company, and their beneficiaries, survivors, executors, successors, administrators and transferees.

     8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Company, nor does it interfere with the Company’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment under state law or the terms of any applicable employment contract.

     8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

     8.4 Reorganization. The Company shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Company under this Agreement. Upon the occurrence of such event, the term “Company” as used in this Agreement shall be deemed to refer to the successor or survivor company.

     8.5 Tax Withholding. The Company shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

     8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of West Virginia, except to the extent preempted by the laws of the United States of America.

     8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Company for the payment of benefits under this Agreement. The benefits represent the mere promise by the Company to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors.

Any insurance on the Executive’s life is a general asset of the Company to which the Executive and beneficiary have no preferred or secured claim.

     8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

     8.9 Administration. The Company shall have powers which are necessary to administer this Agreement, including but not limited to:

     (a) Establishing and revising the method of accounting for the Agreement;

     (b) Maintaining a record of benefit payments;

     (c) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and

     (d) Interpreting the provisions of the Agreement.

     8.10 Named Fiduciary. The Company shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

     IN WITNESS WHEREOF, the Executive and the Company have signed this Agreement.

EXECUTIVE:	COMPANY:

UNITED BANKSHARES, INC.

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